Exhibit 99.1
Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Fourth Quarter and Full-Year 2017 Results

Westlake Village, CA, February 8, 2018 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $34.6 million, or $0.50 per common share on a diluted basis, for the fourth quarter of 2017, on net investment income of $93.7 million.  PMT previously announced a cash dividend for the fourth quarter of 2017 of $0.47 per common share of beneficial interest, which was declared on December 19, 2017, and paid on January 26, 2018.

Fourth Quarter 2017 Highlights

Financial results:

•

Net income attributable to common shareholders of $34.6 million, up 161 percent from the prior quarter; includes $13.0 million benefit from remeasurement of the net deferred tax liability in PMT’s taxable REIT subsidiary (TRS) as a result of the newly enacted federal tax law

•	Diluted earnings per common share of $0.50, up 150 percent from the prior quarter; includes a benefit of $0.18 from the remeasurement of the net deferred tax liability
•	Net investment income of $93.7 million, up 24 percent from the prior quarter
•	Book value per common share increase to $20.13 at December 31, 2017, up from $19.74 at September 30, 2017
•	Repurchased approximately 5.2 million PMT common shares from November 6, 2017 to January 5, 2018 at a cost of $82.6 million
•	Annualized return on average common equity of 11 percent, up from 4 percent for the prior quarter[1]

[1]

Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.

Investment activities and correspondent production results:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s correspondent production business
o	Correspondent production related to conventional conforming loans totaled $5.9 billion in unpaid principal balance (UPB), down 10 percent from the prior quarter
o	CRT deliveries totaled $4.8 billion in UPB, which will result in approximately $168 million of new CRT investments once the aggregation period is complete
o	Added $83 million in new MSR investments
•	Completed the previously announced sale of $287 million in UPB of nonperforming and performing loans from the distressed portfolio

Notable activity after quarter end:

•	Entered into an agreement to sell $381 million in UPB of nonperforming and performing loans from the distressed portfolio[2]

Full-Year 2017 Highlights

•	Net income attributable to common shareholders of $102.5 million, up 35 percent from the prior year; includes $13.0 million benefit from remeasurement of the net deferred tax liability in PMT’s TRS
•	Diluted earnings per common share of $1.48, up 37 percent from the prior year; includes a benefit of $0.18 from the remeasurement of the net deferred tax liability
•	Net investment income of $317.9 million, up 17 percent from the prior year
•	Return on average common equity of 8 percent, up from 5 percent for the prior year[3]
•	Issued 12.4 million preferred shares for gross proceeds of $310 million
•	Repurchased approximately 6.3 million PMT common shares from March 9, 2017 through January 5, 2018 at a cost of $101.8 million
•

PMT’s equity allocation to CRT, MSRs and excess servicing spread (ESS) grew from 43 percent to 66 percent of total equity, while allocation to distressed mortgage loans declined from 39 percent to 22 percent[4]

________

2

This transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

3	Return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.
4

Management’s internal allocation of equity. With the pending sale of $381 in UPB of nonperforming and performing loans from the distressed portfolio, PMT’s equity allocated to distressed mortgage loans is expected to decrease to approximately 15%. This transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transaction or that the transactions will be completed at all

“We made substantial progress in the strategic transformation of PMT during the fourth quarter,” said President and CEO David Spector. “We completed a bulk sale of nonperforming and performing distressed loans, which brought our equity allocated to distressed loans down to 22%. During the most recent purchase window, we repurchased $83 million of PMT stock with an estimated book value of $105 million.  Our earnings for the quarter benefited from strong results in credit risk transfer and correspondent production, as well as from the remeasurement of a net deferred tax liability in our taxable REIT subsidiary resulting from the federal tax law enacted late last year.  Earnings for the quarter were partially offset by the underperformance of the distressed portfolio which was driven by valuation losses on nonperforming loans.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production and Corporate.

	Quarter ended December 31, 2017
	Correspondent production	Credit sensitive strategies	Interest rate sensitive strategies	Corporate	Consolidated
	(in thousands)
Net gain (loss) on investments
Mortgage loans at fair value	$—	$(8,207)	$—	$—	$(8,207)
Mortgage loans held by variable interest entity net of asset-backed	—	—	112	—	112
Mortgage-backed securities	—	149	(3,820)	—	(3,671)
CRT Agreements	—	57,137	—	—	57,137
Hedging derivatives	—	—	(3,524)	—	(3,524)
Excess servicing spread investments	—	—	(3,610)	—	(3,610)
	—	49,079	(10,842)	—	38,237
Net gain on mortgage loans acquired for sale	20,191	41	—	—	20,232
Net mortgage loan servicing fees	—	43	19,872	—	19,915
Net interest income
Interest income	12,328	11,997	18,669	119	43,113
Interest expense	(6,914)	(12,256)	(16,319)	—	(35,489)
	5,414	(259)	2,350	119	7,624
Other (loss) income	9,704	(2,009)	—	—	7,695
	35,309	46,895	11,380	119	93,703
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	19,175	3,469	7,608	—	30,252
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	5,900	5,900
Other	2,063	4,156	554	4,831	11,604
	21,238	7,625	8,162	10,731	47,756
Pretax income (loss)	$14,071	$39,270	$3,218	$(10,612)	$45,947

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment includes results from distressed mortgage loans, CRT, non-Agency subordinated bonds and commercial real estate investments.  Pretax income for the segment was $39.3 million on revenues of $46.9 million, compared with pretax income of $13.1 million on revenues of $20.5 million in the prior quarter.

Net gain on investments was $49.1 million, an increase of 164 percent from the prior quarter.

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $8.2 million, compared with realized and unrealized gains of $3.3 million in the prior quarter.  Fair value gains on performing loans in the distressed portfolio were $0.6 million while fair value losses on nonperforming loans were $11.7 million.

The schedule below summarizes the gains (losses) on distressed mortgage loans:

	Quarter ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands)
Valuation changes:
Performing loans	$647	$8,638	$(619)
Nonperforming loans	(11,672)	(5,841)	(1,451)
	(11,025)	2,797	(2,070)
Gain on payoffs	1,114	224	174
Gain (loss) on sale	1,704	256	860
	$(8,207)	$3,277	$(1,036)

The nonperforming loan portfolio was adversely impacted by higher recidivism of previously performing loans as well as seasonally high costs related to the maintenance of PMT’s lien interest in the loans.  Losses to the distressed portfolio in connection with the bulk sale of nonperforming and performing loans were approximately $4 million, including sale expenses and adverse valuation impact on the carrying value of the remaining nonperforming loans.  Lower valuation gains on the performing loan portfolio were driven by reduced impact of market improvements and lower reperformance during the quarter.

Net gain on CRT investments was $57.1 million, compared to a gain of $15.2 million in the prior quarter.  The gain was driven by a tightening of credit spreads for such securities, consistent with spread tightening across many asset classes during the quarter.  At quarter end, PMT’s investments in CRT totaled $589 million, compared with $546 million at September 30, 2017.

Net interest expense for the segment totaled $0.3 million, compared to net interest income of $2.9 million in the prior quarter.  Interest income totaled $12.0 million, a 25 percent decrease from the prior quarter, driven by a decrease in capitalized interest from a reduction in loan modification activity and fewer performing loans in the distressed loan portfolio.  Interest expense totaled $12.3 million, down 6 percent from the prior quarter, primarily driven by ongoing reductions in the distressed loan portfolio and real estate acquired in the settlement of loans (REO).

Other investment losses were $2.0 million, compared with a $0.9 million loss in the prior quarter, driven by a seasonal increase in tax payments on real estate acquired in settlement of loans (REO).  At quarter end, PMT’s inventory of REO properties totaled $162.9 million, down from $185.0 million at September 30, 2017.

Segment expenses were $7.6 million, a 2 percent increase from the prior quarter, resulting from expenses related to the sale of distressed loans, partially offset by lower servicing expense on a smaller distressed loan portfolio.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, ESS, Agency mortgage-backed securities (MBS), and non-Agency senior MBS and interest rate hedges.  The segment includes investments that typically have offsetting exposures to changes in interest rates.  Interest Rate Sensitive Strategies generated pretax income of $3.2 million on revenues of $11.4 million, compared with pretax income of $13.3 million on revenues of $20.7 million in the prior quarter.

The results in the Interest Rate Sensitive Strategies segment consist of net gain/loss on investments, net interest income and net loan servicing fees, as well as the associated expenses.

Segment investments produced a net loss of $10.8 million, primarily consisting of $3.8 million of losses on MBS; $3.6 million of losses on ESS; and $3.5 million of losses on hedging derivatives.

Net interest income for the segment was $2.4 million, compared to $3.6 million in the prior quarter.  Interest income totaled $18.7 million, a 4 percent decrease from the prior quarter, driven by a reduction in our MBS and ESS investment balances from the prior quarter.  Interest expense totaled $16.3 million, a 3 percent increase from the prior quarter due to an increase in short-term borrowing costs.

Net mortgage loan servicing fees were $19.9 million, down from $21.9 million in the prior quarter.  Net loan servicing fees included $47.4 million in servicing fees, reduced by $22.6 million of amortization and realization of MSR cash flows.  Net loan servicing fees also included a $3.8 million valuation loss on MSRs carried at fair value, a $1.6 million impairment provision for MSRs carried at the lower of amortized cost or fair value, $0.8 million of related hedging losses, and $0.6 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands)
From nonaffiliates
Servicing fees(1)	$47,430	$44,280	$37,079
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization and realization of cashflows	(22,609)	(21,634)	(17,927)
(Provision for) reversal of impairment	(1,589)	(1,702)	41,607
Gain on sale	660	—	—
Carried at fair value - change in fair value	(3,765)	(3,977)	7,034
Gains (Losses) on hedging derivatives	(782)	4,576	(60,734)
	(28,085)	(22,737)	(30,020)
From PennyMac Financial Services, Inc.
MSR recapture fee receivable from PFSI	570	333	724
Net mortgage loan servicing fees	$19,915	$21,876	$7,783

PMT’s MSR portfolio, which is subserviced by a subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI), grew to $72.1 billion in UPB from $67.9 billion at September 30, 2017.

MSR and ESS valuation losses primarily resulted from yield curve flattening, and ESS valuations were also adversely impacted by higher than expected prepayment activity during the quarter. ESS valuation losses are net of recapture income totaling $1.1 million from PFSI for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from a refinancing by PFSI, PMT generally benefits from recapture income.

Segment expenses were $8.2 million, a 10 percent increase from the prior quarter, driven by higher servicing expense from a larger servicing portfolio and a temporary increase in delinquencies resulting from the recent natural disasters.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $14.1 million versus $8.3 million in the prior quarter.

Through its correspondent production activities, PMT acquired $15.4 billion in UPB of loans and issued IRLCs totaling $15.9 billion in the fourth quarter, compared with $17.4 billion and $17.4 billion, respectively, in the prior quarter.  Of the correspondent acquisitions, conventional conforming acquisitions totaled $5.9 billion, and government-insured or guaranteed acquisitions totaled $9.5 billion, compared with $6.5 billion and $10.9 billion, respectively, in the prior quarter.

Segment revenues were $35.3 million, a 3 percent increase from the prior quarter.  Segment revenues included a net gain on mortgage loans of $20.2 million, other income of $9.7 million, which primarily consists of volume-based origination fees, and net interest income of $5.4 million.  Net gain on mortgage loans acquired for sale in the quarter increased 12 percent from the prior quarter, driven by improvements to loan acquisition strategies and secondary market execution.  Net interest income increased 16 percent from the prior quarter driven by the optimization of financing arrangements.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands)
Net gain on mortgage loans acquired for sale:
Receipt of MSRs in loan sale transactions	$82,948	$82,838	$101,186
Provision for losses relating to representations and wvvwarranties provided in mortgage loan sales:
Pursuant to mortgage loans sales	(792)	(1,075)	(1,251)
Reduction in liability due to change in estimate	2,156	1,642	741
Cash investment(1)	(69,846)	(61,678)	(63,938)
Fair value changes of pipeline, inventory and hedges	5,766	(3,760)	(13,429)
	$20,232	$17,967	$23,309

Segment expenses were $21.2 million, down 19 percent from the prior quarter, driven by a decrease in volume-based fulfillment fee expense and a lower weighted average fulfillment fee.  The weighted average fulfillment fee rate in the fourth quarter was 33 basis points, down from 36 basis points in the prior quarter and reflects discretionary reductions to facilitate the successful completion of certain loan transactions by PMT.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $119,000, a decrease from $182,000 in the prior quarter.

Management fees were $5.9 million, down 2 percent from the prior quarter, resulting from a reduction in PMT’s shareholders’ equity, driven by common share repurchases.  No incentive fees were paid in the fourth quarter or the prior quarter.

Other segment expenses were $4.8 million compared with $4.7 million in the prior quarter.

Taxes

PMT recorded income tax expense of $5.1 million compared with a $4.8 million expense in the prior quarter.  As a result of the new tax law, remeasurement of the net deferred tax liability in PMT’s TRS resulted in a reduction of income tax expense of $13 million, or $0.18 per share.  Going forward, the statutory reduction in the corporate tax rate is expected to improve the after-tax profitability of the TRS.

Executive Chairman Stanford L. Kurland concluded, “PMT’s fourth quarter performance represents the further affirmation of our strategic focus on correspondent production and the investments it creates.  The correspondent business generates attractive returns on its own and also produces unique long-term investments such as CRT and MSRs.  We also are working on enhancing returns by optimizing our financing structures, such as the one we have implemented for financing Fannie Mae MSRs.  We believe the income potential of these strategies taken together should produce attractive returns on equity, as reflected in our run-rate income potential. The continued shift to these newer strategies is reflected in our improving run-rate income potential, which is further enhanced by lower provisions for corporate income taxes.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday, February 8, 2018.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust common shares trade on the New York Stock Exchange under the symbol "PMT." PMT is externally managed by PNMAC Capital Management, LLC, and a controlled subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; our exposure to market risk and declines in credit quality and credit spreads; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters;  our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; our ability to make distributions to our shareholders in the future; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands except share amounts)
ASSETS
Cash	$77,647	$99,515	$34,476
Short-term investments	18,398	5,646	122,088
Mortgage-backed securities at fair value	989,461	1,036,669	865,061
Mortgage loans acquired for sale at fair value	1,269,515	1,270,340	1,673,112
Mortgage loans at fair value	1,089,473	1,347,943	1,721,741
Excess servicing spread purchased from PennyMac Financial Services, Inc.	236,534	248,763	288,669
Derivative assets	113,881	67,288	33,709
Real estate acquired in settlement of loans	162,865	185,034	274,069
Real estate held for investment	44,224	42,546	29,324
Mortgage servicing rights	844,781	790,335	656,567
Servicing advances	77,158	61,826	76,950
Deposits securing credit risk transfer agreements	588,867	545,694	450,059
Due from PennyMac Financial Services, Inc.	4,154	4,725	7,091
Other assets	87,975	78,719	124,586
Total assets	$5,604,933	$5,785,043	$6,357,502
LIABILITIES
Assets sold under agreements to repurchase	$3,180,886	$3,203,386	$3,784,001
Mortgage loan participation purchase and sale agreements	44,488	43,988	25,917
Federal Home Loan Bank advances	—	—	—
Notes payable	—	80,106	275,106
Asset-backed financing of a variable interest entity at fair value	307,419	318,404	353,898
Exchangeable senior notes	247,186	246,906	246,089
Assets sold to PennyMac Financial Services, Inc. under agreements to repurchase	144,128	148,072	150,000
Interest-only security payable at fair value	7,070	6,386	4,114
Derivative liabilities	1,306	4,900	9,573
Accounts payable and accrued liabilities	64,751	76,127	107,758
Due to PennyMac Financial Services, Inc.	27,119	16,008	16,416
Income taxes payable	27,317	20,148	18,166
Liability for losses under representations and warranties	8,678	10,047	15,350
Total liabilities	4,060,348	4,174,478	5,006,388
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	—
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 61,334,087, 65,875,618, and 66,697,286 common shares, respectively	613	659	667
Additional paid-in capital	1,290,931	1,362,319	1,377,171
Accumulated deficit	(46,666)	(52,120)	(26,724)
Total shareholders' equity	1,544,585	1,610,565	1,351,114
Total liabilities and shareholders' equity	$5,604,933	$5,785,043	$6,357,502

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands, except per share amounts)
Investment Income
Net gain on mortgage loans acquired for sale:
From nonaffiliates	$17,488	$14,692	$20,314
From PennyMac Financial Services, Inc.	2,744	3,275	2,995
	20,232	17,967	23,309
Mortgage loan origination fees	9,683	11,744	13,889
Net gain (loss) on investments:
From nonaffiliates	41,847	17,499	(6,601)
From PennyMac Financial Services, Inc.	(3,610)	(3,665)	18,881
	38,237	13,834	12,280
Net mortgage loan servicing fees:
From nonaffiliates	19,345	21,543	7,058
From PennyMac Financial Services, Inc.	570	333	725
	19,915	21,876	7,783
Interest income:
From nonaffiliates	39,173	47,579	52,810
From PennyMac Financial Services, Inc.	3,940	3,998	5,046
	43,113	51,577	57,856
Interest expense:
To nonaffiliates	33,397	38,161	38,809
To PennyMac Financial Services, Inc.	2,092	2,116	2,032
	35,489	40,277	40,841
Net interest income	7,624	11,300	17,015
Results of real estate acquired in settlement of loans	(4,101)	(3,143)	(7,232)
Other	2,113	2,226	1,884
Net investment income	93,703	75,804	68,928
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	19,175	23,507	27,164
Mortgage loan servicing fees(1)	11,077	11,402	11,696
Management fees	5,900	6,038	5,081
Mortgage Loan origination	1,786	2,230	2,228
Professional services	1,374	1,331	1,381
Compensation	1,404	1,067	1,979
Mortgage loan collection and liquidation	1,507	864	727
Real estate held for investment	2,037	1,897	905
Other	3,496	3,302	3,902
Total expenses	47,756	51,638	55,063
Income before provision for (benefit from) income taxes	45,947	24,166	13,865
Provision for (benefit from) income taxes	5,109	4,771	(17,309)
Net income	40,838	19,395	31,174
Dividends on preferred shares	6,235	6,125	—
Net income attributable to common shareholders	$34,603	$13,270	$31,174
Earnings per share
Basic	$0.53	$0.20	$0.46
Diluted	$0.50	$0.20	$0.44
Weighted-average shares outstanding
Basic	64,485	66,636	67,368
Diluted	72,952	66,636	75,181
Dividends declared per share	$0.47	$0.47	$0.47

(1)	Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended December 31,
	2017	2016	2015
	(in thousands, except per share amounts)
Net investment income
Net gain on mortgage loans acquired for sale:
From nonaffiliates	$62,432	$97,218	$43,441
From PennyMac Financial Services, Inc.	12,084	9,224	7,575
	74,516	106,442	51,016
Mortgage loan origination fees	40,184	41,993	28,702
Net gain (loss) on investments:
From nonaffiliates	110,914	24,569	50,746
From PennyMac Financial Services, Inc.	(14,530)	(17,394)	3,239
	96,384	7,175	53,985
Net mortgage loan servicing fees:
From nonaffiliates	67,812	53,216	48,532
From PennyMac Financial Services, Inc.	1,428	1,573	787
	69,240	54,789	49,319
Interest income:
From nonaffiliates	178,225	199,521	175,980
From PennyMac Financial Services, Inc.	16,951	22,601	25,365
	195,176	222,122	201,345
Interest expense:
To nonaffiliates	143,333	141,938	121,365
To PennyMac Financial Services, Inc.	8,038	7,830	3,343
	151,371	149,768	124,708
Net interest income	43,805	72,354	76,637
Results of real estate acquired in settlement of loans	(14,955)	(19,118)	(19,177)
Other	8,766	8,453	8,283
Net investment income	317,940	272,088	248,765
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	80,359	86,465	58,607
Mortgage loan servicing fees	43,064	50,615	46,423
Management fees	22,584	20,657	24,194
Mortgage Loan origination	7,521	7,108	4,686
Professional services	6,905	6,819	7,306
Compensation	6,322	7,000	7,366
Mortgage loan collection and liquidation	6,063	13,436	10,408
Real estate held for investment	6,376	3,213	604
Other	14,200	15,012	15,867
Total expenses	193,394	210,325	175,461
Income before provision for (benefit from) income taxes	124,546	61,763	73,304
Provision for (benefit from) income taxes	6,797	(14,047)	(16,796)
Net income	117,749	75,810	90,100
Dividends on preferred stock	15,267	—	—
Net income attributable to common shareholders	$102,482	$75,810	$90,100
Earnings per share
Basic	$1.53	$1.09	$1.19
Diluted	$1.48	$1.08	$1.16
Weighted-average shares outstanding
Basic	66,144	68,642	74,446
Diluted	74,611	77,109	83,336
Dividends declared per share	$1.88	$1.88	$2.16